Exhibit 99.1

Albany International Reports Third-Quarter Results

Third-Quarter Financial Highlights

  Net sales were $183.1 million, a decrease of 5.9 percent compared to Q3 2012. Q3 2012 included a change in terms with a North American customer that increased sales by $8 million.
  Adjusted EBITDA for Q3 2013 was $31.9 million, compared to $41.9 million in Q3 2012 (see Tables 5 and 6). Q3 2012 included a change in terms with a North American customer that increased Adjusted EBITDA by $3.5 million.
  Q3 2013 income from continuing operations was $0.15 per share. These results include restructuring charges of $0.04, foreign currency revaluation losses of $0.06, and net favorable income tax adjustments of $0.01 (see Table 7).
  Q3 2012 income from continuing operations was $0.29 per share. These results included restructuring charges of $0.05, foreign currency revaluation losses of $0.07, and net unfavorable income tax adjustments of $0.04 (see Table 8).
  Net debt at the end of Q3 was $94.9 million, a decline of $28.8 million compared to the end of Q2.

ROCHESTER, N.H.--(BUSINESS WIRE)--November 4, 2013--Albany International Corp. (NYSE:AIN), a global advanced textiles and materials processing company with core businesses in machine clothing and engineered composites, reported Q3 2013 income from continuing operations of $4.7 million. These results include restructuring charges of $2.3 million, foreign currency revaluation losses of $3.3 million, and net favorable income tax adjustments of $0.5 million (see Table 7).

Q3 2012 income from continuing operations was $9.1 million. These results included restructuring charges of $2.7 million, foreign currency revaluation losses of $3.6 million, and net unfavorable income tax adjustments of $1.3 million (see Table 8).

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	September 30,		Percent	Translation	Currency
(in thousands)	2013	2012	Change	Rates	Rate Effect
Machine Clothing (MC)	$162,864	$177,471	-8.2%	$1,508	-9.1%
Engineered Composites (AEC)	20,283	17,118	18.5%	-	18.5%
Total	$183,147	$194,589	-5.9%	$1,508	-6.7%

A change in contract terms with a North American Machine Clothing customer resulted in an increase to Q3 2012 sales of $8 million. Excluding the effects of this contract change and changes in currency translation rates, Q3 2013 MC sales declined 4.8 percent and total Company sales declined 2.7 percent.

Q3 2013 gross profit was $68.0 million, or 37.1 percent of net sales, compared to $79.7 million, or 40.9 percent of net sales, in the same period of 2012. MC gross profit margin decreased from 44.6 percent in 2012 to 41.6 percent in 2013. The decrease in MC gross profit percentage was principally attributable to an unfavorable change in geographic mix, lower sales, and a more-severe-than-expected seasonal effect that resulted in production ineffiencies.

Selling, technical, general, and research (STG&R) expenses were $52.5 million, or 28.7 percent of net sales, in the third quarter of 2013, including losses of $1.3 million related to the revaluation of non-functional-currency assets and liabilities. In Q3 2013, Research expense increased by $0.7 million due to scrap associated with an AEC research program. Q3 2013 expenses were lowered by $1.5 million due to reduced U.S. medical costs, incentive compensation accruals, and professional fees, all of which were reported in the Unallocated expenses segment. In Q3 2012, STG&R expenses were $53.8 million, or 27.6 percent of net sales, including losses of $1.4 million related to the revaluation of non-functional-currency assets and liabilities.

The following table summarizes third-quarter operating income:

Table 2
	Operating Income/(loss)
	Three Months ended
	September 30,
(in thousands)	2013	2012
Machine Clothing	$33,196	$44,918
Engineered Composites	(572)	(312)
Research expenses	(7,418)	(6,734)
Unallocated expenses	(11,951)	(14,760)
Total	$13,255	$23,112

Operating results were affected by restructuring and currency revaluation as described below:

Table 3
	Expenses in Q3 2013		Expenses in Q3 2012
	resulting from		resulting from

(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation
Machine Clothing	$2,250	$1,328	$2,739	$1,401
Engineered Composites	6	-	-	3
Unallocated expenses	-	-	-	2
Total	$2,256	$1,328	$2,739	$1,406

Restructuring charges for Q3 2013 were principally due to adjustment to accruals for severance and social costs associated with the Company’s Machine Clothing production facilities in Sélestat and St. Junien, France.

Q3 2013 Other income/expense, net, was expense of $2.7 million, including losses related to the revaluation of non-functional-currency intercompany balances of $2.0 million and fees of $0.5 million associated with the creation of Albany Safran Composites. Other income/expense, net, in Q3 2012 was expense of $3.1 million, including losses of $2.2 million related to the revaluation of non-functional-currency intercompany balances.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 4
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	September 30,
(in thousands)	2013	2012
Operating income	($1,328)	($1,406)
Other income/(expense), net	(1,975)	(2,174)
Total	($3,303)	($3,580)

The Company’s income tax rate, excluding tax adjustments, was 41.0 percent for Q3 2013, compared to 35.4 percent for the same period of 2012. The increase in the estimated tax rate was primarily attributable to changes in the anticipated amount and distribution of income and loss among the countries in which we operate. Q3 2013 income tax expense included a charge of $0.2 million for a change in the estimated income tax rate, and a benefit of $0.7 million for discrete tax adjustments. Q3 2012 income tax expense included a charge of $2.0 million for a change in the estimated income tax rate, and a benefit of $0.7 million for discrete tax adjustments.

The following tables summarize Adjusted EBITDA:

Table 5
Three Months ended September 30, 2013			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income from continuing operations	$33,196	($572)	($27,926)	$4,698
Interest expense, net	-	-	3,484	3,484
Income tax expense	-	-	2,381	2,381
Depreciation and amortization	11,084	2,009	2,704	15,797
EBITDA	44,280	1,437	(19,357)	26,360
Restructuring and other, net	2,250	6	-	2,256
Foreign currency revaluation losses	1,328	-	1,975	3,303
Adjusted EBITDA	$47,858	$1,443	($17,382)	$31,919

Table 6
Three Months ended September 30, 2012			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income from continuing operations	$44,918	($312)	($35,525)	$9,081
Interest expense, net	-	-	3,997	3,997
Income tax expense	-	-	6,965	6,965
Depreciation and amortization	11,469	1,471	2,606	15,546
EBITDA	56,387	1,159	(21,957)	35,589
Restructuring and other, net	2,739	-	-	2,739
Foreign currency revaluation losses	1,401	3	2,176	3,580
Adjusted EBITDA	$60,527	$1,162	($19,781)	$41,908

Capital spending for equipment and software was $19.1 million for Q3 2013, bringing the year-to-date total to $47.6 million, including $30.3 million for the Engineered Composites segment and its expansion associated with the LEAP program. Depreciation and amortization was $15.8 million for Q3 2013.

CEO Comments

President and CEO Joe Morone said, “Q3 2013 was an encouraging quarter for AEC, but a disappointing one for MC. The net result was weaker-than-expected performance for the Company.

“The disappointing performance in MC was driven by soft sales. We had anticipated a weak top line in Q3 because of summer slowdowns and the impact of that Q3 2012 contractual change in treatment of inventory that we discussed last quarter. The impact of the contract change on Q3 sales was in line with our expectations, but the seasonal effect was more severe than we had expected. The resulting underutilized capacity dragged our gross margins down below their normal levels. Weaker-than-expected sales in Asia compounded the problem. Even though our competitive position in Asia and particularly China is, if anything, strengthening, sales were more than 10 percent behind Q3 2012 levels, as customer operating rates in both packaging and publication grades remain soft.

“We expect to see an improvement in MC performance in Q4, but the results could once again be held back by continuing softness in Asia, and a stronger-than-normal seasonal effect at the end of the year if customers perceive economic weakness and drive down their MC inventory. However, we do not see Q3 results and the possibility of lingering softness in Q4 as an indicator of longer term trends. Orders in Asia are strengthening and were 10 percent higher than Q3 2012 orders; sales and orders in Europe have been stable; and if our customers in North America drive down their MC inventory at the end of the year, they will likely restock early next year as long as the economy holds. For these and other reasons, we expect a strong first half of 2014. More generally, the structural demand trends across the globe in the paper industry, our overexposure to the growth segments of paper, our continuing strength with the leading paper makers across the globe, and the long-term growth potential of China and our strong competitive position there, all suggest that this business continues to be a stable long-term generator of EBITDA and cash flow, and that in 2014, Adjusted EBITDA and cash flow from MC should be comparable to the levels we achieved in 2012, and were on track to achieve this year until the softer-than-expected Q3.

“As for AEC, Q3 2013 was an encouraging quarter. Sales were strong, led again by growth in the LEAP development effort, and EBITDA improved. We think these trends should continue in Q4 and through next year and beyond. But more important than these actual results are three developments of long-term significance for this business. First, after successful tests earlier this year that validated the performance of the LEAP fan module, the first full LEAP engine was tested successfully and on schedule in early September. By all accounts, this “first engine to test” went exceptionally well by normal industry standards. Given the critical role that our parts play on the engine, this was an important and high-profile demonstration of our technology and capabilities. This first full engine test marks the beginning of a three-year series of engine tests, which should culminate with certification, entry into service, and production of the LEAP engine for the Airbus 320neo in the second half of 2016, and for the Boeing 737 MAX in the second half of 2017.

“Second, we expect to complete the agreement with Safran to create Albany Safran Composites (ASC) shortly. Several aspects of this agreement bear repeating.

  First, it solidifies Albany’s position as the exclusive supplier of all 3D woven parts for Safran;
  Second, the most important areas of application for ASC are likely to be low- and high-temperature applications on Safran engines – from the LEAP family, to smaller engines for business jets, to next-generation turboprops for regional aircraft, to next-generation engines like the open rotor, to parts for larger engine programs that Safran might participate in. Safran engine nacelles, landing gear, and rocket motors are also potential areas of application.
  Third, for applications outside of Safran interests – particularly on the airframe, and in industries other than aerospace, like automotive – AEC is free to apply its technology, including the intellectual property created in support of and by ASC.
  Fourth, this agreement should lead to an expansion of our collaborative R&D efforts into new areas of mutual interest for Albany and Safran, which in turn should expand the still growing portfolio of potential opportunities for growth beyond the LEAP fan module.
  And fifth, the agreement specifies the agreed-upon valuation of ASC, which is set initially at $280 million and which grows over time with LEAP production.

“Finally, several recent statements by CFM officials shed new light on the timing and shape of the production ramp for LEAP. During Q1, I reported that, while there was still some uncertainty, it appeared that AEC’s production of LEAP components would be accelerated by about 12 months, with the ramp-up beginning in 2015, and hitting a peak of 1,600 engines at the end of the decade. This is of course still subject to change, but now it appears that this acceleration will not occur and that the ramp will begin in 2016 as originally expected. However, the ramp will be considerably steeper, reaching higher production rates more quickly, hitting an annualized rate of 1,700 engines by the end of 2018 or early 2019, and possibly reaching 1,800 engines by the end of the decade.

“This has several implications for AEC. First, I had said in Q1 that with a 2015 ramp start for LEAP, total AEC revenue potential of $120 million was in reach for 2015. With a 2016 ramp start for LEAP, the earliest we can expect to hit a $120 million AEC run rate will be in the second half of 2016. Second, once the production ramp begins, our revenue will grow faster and to higher levels than we had been anticipating. And third, we have been estimating that total CAPEX for the Company would average $70 million per year through 2016, with above-average spending in 2015 and 2016. With a 2016 ramp start, an average of $50-$55 million for 2014 through 2016, growing back to that $70 million average for the balance of the decade, now seems more realistic.

“In sum, strong seasonal effects and weakness in Asia led to a disappointing Q3 in Machine Clothing. We expect a rebound in Q4 and a strong first half of 2014, although the rebound in Q4 could be muted by continued weakness in Asia and a rundown of MC inventory by our customers at the end of the year. Meanwhile, for AEC, CFM conducted a very successful first full test of the LEAP engine; the launch of ASC is imminent; and, while the trigger point for the LEAP ramp now appears to be in 2016, the ramp itself is likely to be steeper and to reach higher levels sooner than we had been anticipating.”

CFO Comments

CFO and Treasurer John Cozzolino commented, “Q3 was a solid quarter for cash flow as net debt declined approximately $29 million as compared to Q2 (see Table 9). Part of the improvement in net debt was due to the receipt of the remaining $13 million of proceeds from the sale of Albany Door Systems. As expected, however, capital expenditures were high during the quarter with a total cash outflow of about $19 million. Cash reserves and available borrowing capacity continued to be significant at the end of Q3. Cash balances, mostly held outside of the U.S., totaled about $213 million, and $178 million was available on our $330 million credit facility.

“The Company recorded $2 million in restructuring charges in Q3 for severance and social costs related to Machine Clothing production facilities in France, bringing the year-to-date total to $26 million. The Company continues to expect $4-$6 million of additional charges related to training, outplacement, and other benefits to be incurred over the next several quarters. Cash outflows related to the restructuring charges were about $2 million during Q3. The remaining cash outflows for all French restructuring charges are expected to mostly occur in Q4 and throughout 2014.

“Revaluation of non-functional-currency assets and liabilities generated a total loss of $3 million in Q3. This loss was primarily due to the revaluation of intercompany loans, U.S. dollar cash holdings and trade receivables to the euro and other currencies.

“The Company’s income tax rate in Q3, exclusive of tax adjustments, was 41 percent, representing the Company’s current estimate of the full-year 2013 tax rate. This current tax rate forecast is a slight increase from the Q2 estimate of 39 percent and is mostly due to a change in the expected full-year geographic distribution of pre-tax income. Including payments related to tax audit activities, cash paid for income taxes through Q3 2013 was about $21 million, and is expected to total $27 million in 2013.”

The Company plans a webcast to discuss third-quarter 2013 financial results on Tuesday, November 5, 2013, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

# # #

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 19 plants in 11 countries, employs 4,000 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA, Adjusted EBITDA, sales excluding currency effects, income tax rate exclusive of income tax adjustments, net debt, and certain income and expense items on a per share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. All non-GAAP financial measures in this release relate to the Company’s continuing operations.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its Income tax rate, exclusive of Income tax adjustments, by removing Income tax adjustments from total Income tax expense, then dividing that result by Income before tax. The Company calculates EBITDA by adding Interest expense net, Income taxes, and Depreciation and Amortization to Income from Continuing Operations. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and pension settlement charges, and then adding or subtracting revaluation losses or gains and subtracting building sale gains. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, and building sale gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized for the most recent reporting period, the full-year tax rate for the comparable period of the prior year, and the weighted average number of shares outstanding for each period.

Table 7
Quarter ended September 30, 2013
	Pre-tax		After-tax	Shares	Per Share
(in thousands, except per share amounts)	amounts	Tax Effect	Effect	Outstanding	Effect
Restructuring and other, net	$2,256	$925	$1,331	31,719	$0.04
Foreign currency revaluation losses	3,303	1,354	1,949	31,719	0.06
Negative effect of change in estimated income tax rate	-	170	170	31,719	0.01
Net discrete income tax benefit	-	691	691	31,719	0.02

Table 8
Quarter ended September 30, 2012
	Pre-tax		After-tax	Shares	Per Share
(in thousands, except per share amounts)	amounts	Tax Effect	Effect	Outstanding	Effect
Restructuring and other, net	$2,739	$1,055	$1,684	31,363	$0.05
Foreign currency revaluation losses	3,580	1,378	2,202	31,363	0.07
Negative effect of change in estimated tax rate	-	1,968	1,968	31,363	0.06
Net discrete income tax benefit	-	684	684	31,363	0.02

The following table contains the calculation of net debt:

Table 9
	September 30,	June 30,	December 31,
(in thousands)	2013	2013	2012
Notes and loans payable	$565	$610	$586
Current maturities of long-term debt	55,014	55,014	83,276
Long-term debt	252,115	265,368	235,877
Total debt	307,694	320,992	319,739
Cash	212,809	197,321	190,718
Net debt	$94,885	$123,671	$129,021

The following tables summarize year-to-date Adjusted EBITDA:

Table 10
Nine Months ended September 30, 2013			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income from continuing operations	$96,803	($4,460)	($83,162)	$9,181
Interest expense, net	-	-	11,056	11,056
Income tax expense	-	-	6,386	6,386
Depreciation and amortization	34,123	5,585	8,044	47,752
EBITDA	130,926	1,125	(57,676)	74,375
Restructuring and other, net	26,673	540	-	27,213
Foreign currency revaluation losses	133	-	3,882	4,015
Gain on sale of former manufacturing facility	-	-	(3,763)	(3,763)
Adjusted EBITDA	$157,732	$1,665	($57,557)	$101,840

Table 11
Nine Months ended September 30, 2012			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income/(loss) from continuing operations	$120,760	($653)	($168,930)	($48,823)
Interest expense, net	-	-	12,610	12,610
Income tax expense/(benefit)	-	-	(32,650)	(32,650)
Depreciation and amortization	35,267	4,325	7,741	47,333
EBITDA	156,027	3,672	(181,229)	(21,530)
Restructuring and other, net	6,315	-	(166)	6,149
Foreign currency revaluation losses	446	3	2,884	3,333
Pension plan settlement charges	-	-	119,735	119,735
Adjusted EBITDA	$162,788	$3,675	($58,776)	$107,687

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about economic and paper industry trends and conditions during 2013 and in future years; sales, EBITDA, Adjusted EBITDA and operating income expectations in 2013 and in future periods in each of the Company’s businesses and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and AEC sales growth potential; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; the amount and timing of charges related to announced restructuring activities; future debt levels and debt covenant ratios; and future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,
2013	2012		2013	2012

$183,147	$194,589	Net sales	$567,775	$566,606
115,146	114,938	Cost of goods sold	349,572	340,169

68,001	79,651	Gross profit	218,203	226,437
39,143	41,166	Selling, general, and administrative expenses	117,690	125,335
13,347	12,634	Technical, product engineering, and research expenses	41,040	39,019
2,256	2,739	Restructuring and other, net	27,213	6,149
-	-	Pension settlement expense	-	119,735

13,255	23,112	Operating income/(loss)	32,260	(63,801)
3,484	3,997	Interest expense, net	11,056	12,610
2,692	3,069	Other expense/(income), net	5,637	5,062

7,079	16,046	Income/(loss) before income taxes	15,567	(81,473)
2,381	6,965	Income tax expense/(benefit)	6,386	(32,650)

4,698	9,081	Income/(loss) from continuing operations	9,181	(48,823)

-	-	(Loss)/income from operations of discontinued business	(575)	4,776
-	(301)	Gain/(loss) on sale of discontinued business	-	92,376
-	(683)	Income tax (benefit)/expense on discontinued operations	(224)	25,570
-	382	(Loss)/income from discontinued operations	(351)	71,582
$4,698	$9,463	Net income	$8,830	$22,759

		Earnings per share - Basic
$0.15	$0.29	Income/(loss) from continuing operations	$0.29	($1.56)
0.00	0.01	Discontinued operations	(0.01)	2.29
$0.15	$0.30	Net income	$0.28	$0.73

		Earnings per share - Diluted
$0.15	$0.29	Income/(loss) from continuing operations	$0.29	($1.55)
0.00	0.01	Discontinued operations	(0.01)	2.27
$0.15	$0.30	Net income	$0.28	$0.72

		Shares used in computing earnings per share:
31,719	31,363	Basic	31,615	31,340
32,010	31,550	Diluted	31,913	31,550

$0.15	$0.14	Dividends per share	$0.44	$0.41

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$212,809	$190,718
Accounts receivable, net	158,793	171,535
Inventories	118,955	119,183
Income taxes receivable and deferred	20,156	20,594
Prepaid expenses and other current assets	12,019	10,435
Total current assets	522,732	512,465

Property, plant and equipment, net	416,446	420,154
Intangibles	674	848
Goodwill	77,950	76,522
Deferred taxes	118,334	123,886
Other assets	28,149	22,822
Total assets	$1,164,285	$1,156,697

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$565	$586
Accounts payable	39,161	35,117
Accrued liabilities	136,874	103,257
Current maturities of long-term debt	55,014	83,276
Income taxes payable and deferred	3,293	13,552
Total current liabilities	234,907	235,788

Long-term debt	252,115	235,877
Other noncurrent liabilities	110,048	136,012
Deferred taxes and other credits	52,998	55,509
Total liabilities	650,068	663,186

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 36,954,027 in 2013 and 36,642,204 in 2012	37	37
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2013 and 2012	3	3
Additional paid in capital	399,973	395,381
Retained earnings	430,676	435,775
Accumulated items of other comprehensive income:
Translation adjustments	(3,661)	(7,659)
Pension and postretirement liability adjustments	(53,871)	(69,484)
Derivative valuation adjustment	(1,369)	(2,878)
Treasury stock (Class A), at cost 8,463,635 shares in 2013 and 8,467,873 in 2012	(257,571)	(257,664)
Total shareholders' equity	514,217	493,511
Total liabilities and shareholders' equity	$1,164,285	$1,156,697

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,
2013	2012		2013	2012
		OPERATING ACTIVITIES
$4,698	$9,463	Net income	$8,830	$22,759
		Adjustments to reconcile net income to net cash provided by /(used in) operating activities:
14,230	13,953	Depreciation	42,868	42,638
1,567	1,593	Amortization	4,884	4,862
-	210	Noncash interest expense	-	824
(283)	(1,362)	Change in long-term liabilities, deferred taxes and other credits	(4,274)	(126,606)
-	-	Write-off of pension liability adjustment due to settlement	-	118,350
264	-	Provision for write-off of property, plant and equipment	329	200
-	301	Loss/(gain) on disposition of assets	(3,763)	(92,376)
(420)	(26)	Excess tax benefit of options exercised	(944)	(37)
287	392	Compensation and benefits paid or payable in Class A Common Stock	(887)	1,795

		Changes in operating assets and liabilities, net of business divestitures:
5,759	3,655	Accounts receivable	(479)	(6,870)
290	8,505	Inventories	(240)	8,376
327	746	Prepaid expenses and other current assets	(1,706)	(251)
129	2,840	Income taxes prepaid and receivable	309	10,232
4,516	(4,216)	Accounts payable	3,924	(4,241)
4,076	5,707	Accrued liabilities	25,005	13,071
(4,101)	1,768	Income taxes payable	(8,978)	(762)
(593)	(359)	Other, net	(1,824)	(2,242)
30,746	43,170	Net cash provided by/(used in) operating activities	63,054	(10,278)

		INVESTING ACTIVITIES
(18,378)	(11,047)	Purchases of property, plant and equipment	(46,186)	(25,237)
(728)	(146)	Purchased software	(1,376)	(154)
-	-	Proceeds from sale of assets	6,268	-
13,000	-	Proceeds from sale of discontinued operations, net of expenses	13,000	150,654
(6,106)	(11,193)	Net cash (used in)/provided by investing activities	(28,294)	125,263

		FINANCING ACTIVITIES
5,271	7,000	Proceeds from borrowings	57,176	45,164
(18,562)	(29,131)	Principal payments on debt	(69,221)	(98,354)
1,661	811	Proceeds from options exercised	4,629	1,079
420	26	Excess tax benefit of options exercised	944	37
-	-	Debt acquisition costs	(1,639)	-
(4,747)	(4,390)	Dividends paid	(9,170)	(12,528)
(15,957)	(25,684)	Net cash (used in)/provided by financing activities	(17,281)	(64,602)

6,805	3,054	Effect of exchange rate changes on cash and cash equivalents	4,612	4,647

15,488	9,347	Increase/(decrease) in cash and cash equivalents	22,091	55,030
197,321	164,592	Cash and cash equivalents at beginning of period	190,718	118,909
$212,809	$173,939	Cash and cash equivalents at end of period	$212,809	$173,939

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media:
Susan Siegel, 603-330-5866
susan.siegel@albint.com